MEAD JOHNSON NUTRITION REPORTS
THIRD QUARTER AND NINE MONTHS 2016 RESULTS;
REPORTS PROGRESS AGAINST STRATEGIC PLAN IN CHALLENGING ENVIROMENT;
REVISES NEAR TERM OUTLOOK

GLENVIEW, Ill., October 27, 2016 - Mead Johnson Nutrition Company (NYSE: MJN) today announced its financial results for the quarter and nine months ended September 30, 2016.

Highlights are as follows:

•
Gross sales were 2% below the prior year quarter on a reported basis and 1% higher on a constant dollar(1) basis. Net sales were 4% below the prior year quarter on a reported basis and in-line with the prior year quarter on a constant dollar basis. Momentum behind new product launches in China and price increases within each segment offset competitive challenges.

•	Excluding the impact of Venezuela, net sales were 1% above the prior year quarter on a constant dollar basis.

•	Selling, general and administrative expenses decreased 12% compared to the prior year quarter as a result of the company's Fuel for Growth program.

•
The company's Fuel for Growth program is expected to deliver operating expense savings towards the high end of the previously announced $75 million to $80 million range for 2016. Total cost savings of approximately $180 million are expected by 2018.

•
Earnings before Interest and Income Taxes (EBIT) was 1% higher than the prior year quarter. Excluding Specified Items and the impact of foreign exchange, non-GAAP EBIT was 9% above the prior year quarter.

•
Earnings per Share (EPS) for the quarter was $0.80. Excluding Specified Items, non-GAAP EPS for the quarter was $0.87. EPS for the nine months ending September 30, 2016 was $2.02. Excluding Specified Items, non-GAAP EPS for the nine months ending September 30, 2016 was $2.63.

•
The company now expects full year net sales of 6% to 7% below the prior year on a reported basis and 2% to 3% below the prior year on a constant dollar basis. Sales may be lower due to market share weaknesses in several markets, notably in the U.S., as well as continued macroeconomic challenges in several emerging markets.

•
The company now expects 2016 GAAP EPS to be between $2.80 to $2.87. GAAP EPS guidance may be impacted by potentially significant future mark-to-market pension adjustments which cannot be estimated and are classified as a Specified Item. The company now expects non-GAAP EPS between $3.43 to $3.50. Specified Items include charges related to Fuel for Growth and our Venezuela business. This guidance includes an estimated adverse impact of currency exchange rates, which is now expected to be approximately $0.30 per share.

Kasper Jakobsen, Chief Executive Officer, said "We continue to make progress against our global plan. Most critically, we have made substantial progress in China. We are operating in a challenging global environment and it is now clear that our growth will occur more slowly than we had planned. In this environment, we have chosen to revise our full year guidance for both top and bottom line numbers."

(1) Constant dollar figures exclude the impact of changes in foreign currency exchange rates and are reconciled in the tables in the body of this earnings release and in the schedules titled “Reconciliation of non-GAAP to GAAP Results.” Non-GAAP results exclude Specified Items. For a description of Specified Items and a reconciliation of non-GAAP to GAAP, see the schedules titled “Reconciliation of non-GAAP to GAAP Results.”

Third Quarter 2016
(Dollars in Millions)
(UNAUDITED)

	Three Months Ended September 30,				% Change		% Change Due to
Net Sales	2016	% of Total	2015	% of Total	Reported	Constant Dollar	Volume	Price/Mix	Foreign Exchange
Asia	$463.2	49%	$476.8	49%	(3)%	0%	(4)%	4%	(3)%
Latin America	160.6	17%	184.5	19%	(13)%	0%	(10)%	10%	(13)%
North America/Europe	313.7	34%	316.2	32%	(1)%	0%	(5)%	5%	(1)%
Net Sales	$937.5	100%	$977.5	100%	(4)%	0%	(5)%	5%	(4)%

•
In Asia, sales were 3% below the prior year quarter on a reported basis. Sales were negatively impacted by adverse foreign currency translation, mainly in China. On a constant dollar basis, sales were in-line with the prior year quarter. We experienced strong sales growth in China, reflecting positive momentum from our new product offerings and recovery of prior quarter customs clearing delays. Continued adverse market dynamics negatively impacted our results in other Asian markets, including the Philippines.

•
In Latin America, sales were 13% below the prior year quarter on a reported basis. Sales were negatively impacted by adverse foreign currency translation, primarily in Argentina and Mexico. On a constant dollar basis, net sales were in-line with the prior year quarter. Price increases mainly taken in 2016 across the segment offset volume losses and suspended shipments into Venezuela. Excluding the impact of suspended shipments into Venezuela, constant dollar sales increased by 5%.

•
In North America/Europe, sales were 1% below the prior year quarter on a reported basis and were flat on a constant dollar basis. Sales in the U.S. were negatively impacted by continued market share weakness and increased competitive activities. The company's market share position strengthened during the quarter in Canada.

	Three Months Ended September 30,				% Change		% Change Due to
Earnings Before Interest and Income Taxes (EBIT)	2016	% of Sales	2015	% of Sales	Reported	Constant Dollar	Foreign Exchange
Asia	$134.6	29%	$154.2	32%	(13)%	(7)%	(6)%
Latin America	40.1	25%	38.9	21%	3%	30%	(27)%
North America/Europe	107.1	34%	101.3	32%	6%	9%	(3)%
Corporate and Other (a)	(53.6)		(68.4)		22%
GAAP EBIT	228.2	24%	226.0	23%	1%	8%	(7)%
Non-GAAP EBIT	$244.2		$239.0		2%	9%	(7)%

(a) All Specified Items are included in Corporate and Other.

•
EBIT was 1% above the prior year quarter on a reported basis. Excluding pension remeasurement and Fuel for Growth related charges, non-GAAP EBIT on a constant dollar basis was 9% above the prior year quarter. Gross margin was in-line with the prior year as adverse foreign exchange impacts were offset by lower dairy costs. Fuel for Growth resulted in $20 million in lower operating expenses in 2016 compared to the prior year quarter.

•
In Asia, EBIT decreased 13% on a reported basis and 7% on a constant dollar basis when compared to the prior year quarter. The decrease in EBIT was primarily due to investments to increase consumer awareness of Enfinitas.

•
In Latin America, EBIT increased 3% on a reported basis and 30% on a constant dollar basis when compared to the prior year quarter. Foreign currency had an adverse impact on EBIT, primarily due to devaluation of the Mexican Peso. EBIT benefited from lower dairy costs and reduced advertising and promotion spending when compared to a high level of spending in the prior year to support product launches.

•
In North America/Europe, EBIT increased 6% on a reported basis and 9% on a constant dollar basis when compared to the prior year quarter. Improved gross margin from lower dairy costs and reduced operating expenses contributed to the increase in EBIT.

•
Corporate and Other expenses were 22% lower than the prior year quarter on a reported basis. Excluding the impact of Specified Items, Corporate and Other expenses were 32% below the prior year due to savings from the company's Fuel for Growth program.

Nine Months 2016
(Dollars in Millions)
(UNAUDITED)

	Nine Months Ended September 30,				% Change		% Change Due to
Net Sales	2016	% of Total	2015	% of Total	Reported	Constant Dollar	Volume	Price/Mix	Foreign Exchange
Asia	$1,420.0	50%	$1,571.0	51%	(10)%	(6)%	(7)%	1%	(4)%
Latin America	487.4	17%	587.3	19%	(17)%	(3)%	(12)%	9%	(14)%
North America/Europe	933.7	33%	946.0	30%	(1)%	0%	(2)%	2%	(1)%
Net Sales	$2,841.1	100%	$3,104.3	100%	(8)%	(4)%	(6)%	2%	(4)%

•
In Asia, sales were 10% below the prior year period on a reported basis. Sales were negatively impacted by adverse foreign currency translation, most notably in China. Sales were 6% below the prior year on a constant dollar basis primarily due to channel shifts in China and the rapid change in consumer preferences toward imported premium products. In addition, continued adverse market dynamics negatively impacted our results in the Philippines.

•
In Latin America, sales were 17% below the prior year period on a reported basis. On a constant dollar basis, net sales were 3% below the prior year. The segment was negatively impacted by adverse currency translation, mainly in Mexico and Argentina. Excluding the impact of reduced shipments to Venezuela, constant dollar sales increased 6%. Price increases mainly taken in 2016 in key markets offset a substantial portion of the adverse foreign exchange impact across the segment.

•
In North America/Europe, sales decreased 1% on a reported basis and were flat on a constant dollar basis compared to the prior year period. In the U.S., the company experienced increased competitive activities and category share weakness, which was partially offset by strong growth and market share gains in both infant and children's products in Canada.

	Nine Months Ended September 30,				% Change		% Change Due to
Earnings Before Interest and Income Taxes (EBIT)	2016	% of Sales	2015	% of Sales	Reported	Constant Dollar	Foreign Exchange
Asia	$440.7	31%	$542.1	35%	(19)%	(13)%	(6)%
Latin America	117.1	24%	141.0	24%	(17)%	2%	(19)%
North America/Europe	288.3	31%	264.9	28%	9%	13%	(4)%
Corporate and Other (a)	(253.4)		(207.6)		(22)%
GAAP EBIT	592.7	21%	740.4	24%	(20)%	(12)%	(8)%
Non-GAAP EBIT	$718.7		$761.2		(6)%	2%	(8)%

(a) All Specified Items are included in Corporate and Other.

•
EBIT declined 20% in 2016 compared to the prior year period. EBIT in 2016 includes an $81 million charge related to the Venezuela business, $23 million of pension remeasurement losses and adverse foreign exchange. Excluding the impact of Specified Items and the impact of foreign exchange, non-GAAP EBIT improved 2%. Reduced gross profit was more than offset by lower operating expenses. Fuel for Growth resulted in a $67 million reduction in operating expenses.

•
In Asia, EBIT decreased 19% on a reported basis and 13% on a constant dollar basis when compared to the prior year period. Adverse foreign exchange impacts were driven mainly by the Chinese Renminbi. EBIT was further impacted by reduced gross profit from lower sales volumes and investments to increase consumer awareness of Enfinitas.

•
In Latin America, EBIT decreased 17% on a reported basis and increased 2% on a constant dollar basis when compared to the prior year period, with the Venezuela business driving the decline in the segment. Lower gross profit was more than offset by cost savings initiatives and lower advertising and promotion spending.

•
In North America/Europe, EBIT increased 9% on a reported basis compared to the prior year period. EBIT increased due to lower dairy costs, reduced advertising and promotion expenses and savings from Fuel for Growth.

•
Corporate and Other expenses were 22% higher on a reported basis compared to the prior year period primarily due to the long-lived asset impairment and devaluation charges related to the Venezuela business and charges associated with the Fuel for Growth program and pension mark-to-market adjustments. Excluding the impact of these Specified Items, Corporate and Other expenses were 32% lower due primarily to cost reduction savings from Fuel for Growth.

Cash Flow Items and Liquidity

•
Cash and cash equivalents were $1,843.2 million at September 30, 2016 compared to $1,701.4 million at December 31, 2015. The company's net debt was $1,167.0 million at September 30, 2016, consisting of debt of $3,010.2 million less cash and cash equivalents. Cash was negatively impacted in the nine months ended September 30, 2016 by $33.0 million of foreign currency devaluation, primarily in Venezuela.

•
Cash generated from operating activities was $510.7 million for the nine months ended September 30, 2016 compared to $608.9 million in the prior year period. Cash flows from operating activities were negatively impacted by lower earnings in the current year and increases in trade and other receivables.

•
Cash used in investing activities included capital expenditures of $110.2 million for the nine months of 2016. This included investments in capacity expansion for manufacturing facilities in the U.S. and Europe.

•
Cash used in financing activities was $225.9 million for the nine months ended September 30, 2016 compared to $374.0 million in the prior year period. The prior year period included the repurchase of $437 million of shares, partially funded by $322 million of borrowings under the revolver, and cash used to acquire an incremental 10% of the company's business in Argentina. Dividend payments were lower in the current year due to the retirement of shares repurchased primarily under the Accelerated Repurchase Agreement ("ASR").

•
Interest expense, net, for the nine months ended September 30, 2016 was $78.9 million, an increase from $42.5 million in the prior year period due to the incremental interest on the long-term debt issued in November 2015, partially offset by the impact of related interest rate swaps.

Outlook

The company has revised its net sales outlook and now expects full year net sales of 6% to 7% below the prior year on a reported basis and 2% to 3% below the prior year on a constant dollar basis. Sales may be lower due to market share weaknesses in several markets, notably in the U.S., as well as continued macroeconomic challenges in several emerging markets.

The company has revised its 2016 GAAP EPS guidance to $2.80 to $2.87 due to lower sales. GAAP EPS guidance may be impacted by potentially significant future mark-to-market pension adjustments which cannot be estimated and are classified as a Specified Item. The company now expects non-GAAP EPS between $3.43 to $3.50. Specified Items include charges related to Fuel for Growth and our Venezuela business. This guidance includes an estimated adverse impact of current exchange rates, which is now expected to be approximately $0.30 per share.

Kasper Jakobsen continued, "Given known headwinds over the next year, we anticipate only modest improvements to both our underlying sales and earnings per share in 2017. In this context, continued strong performance against our expense reduction targets will support our investment in longer term growth initiatives and protect our 'best in class' level of profitability. In the longer term, underlying fundamentals for our core category are still supportive of our growth ambitions. Hence, we remain committed to making the necessary investments in our future."

Conference Call Scheduled

Mead Johnson will host a conference call at 8:30 a.m. U.S. Central Time, during which company executives will review the financial results for the third quarter and first nine months of 2016. The call will be broadcast with accompanying slides over the Internet at http://investors.meadjohnson.com. Security analysts and investors wishing to participate by telephone should call 877-359-9508, pass code: Mead Johnson. Callers outside of North America should call +1-224-357-2393 to be connected. A replay of the conference call will be available through 11:00 p.m. U.S. Central Time Sunday, December 11, 2016, by calling 855-859-2056, or outside of North America by calling +1-404-537-3406, passcode: 91365402. The replay will also be available at meadjohnson.com.

Forward-Looking Statements

Certain statements in this news release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the fact they use words such as “should,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe” and other words and terms of similar meaning and expression. Such statements are likely to relate to, among other things, a discussion of goals, plans and projections regarding financial position, results of operations, cash flows, market position, product development, product approvals, sales efforts, expenses, capital expenditures, performance or results of current and anticipated products and the outcome of contingencies such as legal proceedings and financial results. Forward-looking statements can also be identified by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements are based on current expectations that involve inherent risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: (1) the ability to sustain brand strength, particularly the Enfa family of brands; (2) the effect on the company’s reputation of real or perceived quality issues; (3) the effect of regulatory restrictions related to the company’s products; (4) the adverse effect of commodity costs; (5) increased competition from branded, private label, store and economy-branded products; (6) the effect of an economic downturn on consumers’ purchasing behavior and customers’ ability to pay for product; (7) inventory reductions by customers; (8) the adverse effect of changes in foreign currency exchange rates; (9) the effect of changes in economic, political and social conditions in the markets where we operate; (10) changing consumer preferences; (11) the possibility of changes in the WIC program, or participation in WIC(2); (12) legislative, regulatory or judicial action that may adversely affect the company’s ability to advertise its products, maintain product margins, or negatively impact the company’s reputation or result in fines or penalties that decrease earnings; and (13) the ability to develop and market new, innovative products. For additional information regarding these and other factors, see the company’s filings with the United States Securities and Exchange Commission (the “SEC”), including its most recent Annual Report on Form 10-K, which filings are available upon request from the SEC or at www.meadjohnson.com. The company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.  The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

About Mead Johnson

Mead Johnson, a global leader in pediatric nutrition, develops, manufactures, markets and distributes more than 70 products in over 50 markets worldwide. The company’s mission is to nourish the world’s children for the best start in life. The Mead Johnson name has been associated with science-based pediatric nutrition products for over 100 years. The company’s “Enfa” family of brands, including Enfamil® infant formula, is the world’s leading brand franchise in pediatric nutrition. For more information, go to www.meadjohnson.com.

(2) The Special Supplemental Nutrition Program for Women, Infants and Children (WIC) is a federal assistance program of the Food and Nutrition Services (FNS) of the United States Department of Agriculture (USDA).

MEAD JOHNSON NUTRITION COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars and shares in millions, except per share data)
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
NET SALES	$937.5	$977.5	$2,841.1	$3,104.3
Cost of Products Sold	333.7	346.8	1,014.5	1,096.7
GROSS PROFIT	603.8	630.7	1,826.6	2,007.6
Operating Expenses:
Selling, General and Administrative	190.0	216.1	595.6	679.5
Advertising and Promotion	162.3	156.1	480.1	490.7
Research and Development	23.1	26.3	74.9	79.9
Other (Income)/Expenses—net	0.2	6.2	83.3	17.1
EARNINGS BEFORE INTEREST AND INCOME TAXES	228.2	226.0	592.7	740.4

Interest Expense—net	26.3	14.8	78.9	42.5
EARNINGS BEFORE INCOME TAXES	201.9	211.2	513.8	697.9

Provision for Income Taxes	53.3	56.6	132.7	173.6
NET EARNINGS	148.6	154.6	381.1	524.3
Less Net Earnings/(Loss) Attributable to Noncontrolling Interests	(0.7)	(0.6)	4.0	(1.2)
NET EARNINGS ATTRIBUTABLE TO SHAREHOLDERS	$149.3	$155.2	$377.1	$525.5

Earnings per Share(a)– Basic
Net Earnings Attributable to Shareholders	$0.80	$0.77	$2.02	$2.59
Earnings per Share(a)– Diluted
Net Earnings Attributable to Shareholders	$0.80	$0.77	$2.02	$2.59

Weighted Average Shares—Diluted	185.0	201.7	186.3	202.6
Dividends Declared per Share	$0.4125	$0.4125	$1.2375	$1.2375

(a) The numerator for basic and diluted earnings per share is net earnings attributable to shareholders. Net earnings has been reduced by dividends and undistributed earnings attributable to unvested share based incentive plan awards. The denominator for basic earnings per share is the weighted-average shares outstanding during the period. The denominator for diluted earnings per share is the weighted-average shares outstanding adjusted for the effect of dilutive stock options and performance share awards.

MEAD JOHNSON NUTRITION COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars and shares in millions, except per share data)
(UNAUDITED)

	September 30, 2016	December 31, 2015
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$1,843.2	$1,701.4
Receivables—net of allowances of $4.9 and $5.4, respectively	397.2	342.5
Inventories	476.0	484.9
Income Taxes Receivable	29.2	13.2
Prepaid Expenses and Other Assets	60.1	60.4
Total Current Assets	2,805.7	2,602.4
Property, Plant and Equipment—net	929.6	964.0
Goodwill	112.8	126.0
Other Intangible Assets—net	47.2	54.9
Deferred Income Taxes—net of valuation allowance	131.4	118.5
Other Assets	167.0	132.3
TOTAL	$4,193.7	$3,998.1
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Short-term Borrowings	$1.8	$3.0
Accounts Payable	474.8	481.5
Dividends Payable	76.6	77.8
Accrued Expenses	230.9	213.0
Accrued Rebates and Returns	418.3	376.8
Deferred Income	19.0	35.5
Income Taxes Payable	28.6	65.7
Total Current Liabilities	1,250.0	1,253.3
Long-Term Debt	3,008.4	2,981.0
Deferred Income Taxes	5.6	8.7
Pension and Other Post employment Liabilities	137.7	132.4
Other Liabilities	230.7	215.2
Total Liabilities	4,632.4	4,590.6
COMMITMENTS AND CONTINGENCIES

EQUITY
Shareholders’ Equity
Common Stock, $0.01 par value: 3,000 authorized, 189.7 and 191.4 issued, respectively	1.9	1.9
Additional Paid-in/(Distributed) Capital	(522.6)	(564.2)
Retained Earnings	782.2	640.4
Treasury Stock—at cost	(363.0)	(362.6)
Accumulated Other Comprehensive Income/(Loss)	(377.0)	(347.8)
Total Shareholders’ Equity/(Deficit)	(478.5)	(632.3)
Noncontrolling Interests	39.8	39.8
Total Equity/(Deficit)	(438.7)	(592.5)
TOTAL	$4,193.7	$3,998.1

MEAD JOHNSON NUTRITION COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)
(UNAUDITED)

	Nine Months Ended September 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Earnings	$381.1	$524.3
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation and Amortization	74.4	73.4
Impairment of Long-Lived Assets	45.9	—
Other	60.8	63.1
Changes in Assets and Liabilities	(34.5)	34.7
Pension and Other Post-employment Benefit Contributions	(17.0)	(86.6)
Net Cash Provided by Operating Activities	510.7	608.9
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for Capital Expenditures	(110.2)	(125.2)
Proceeds from Sale of Property, Plant and Equipment	0.2	0.4
Net Cash Used in Investing Activities	(110.0)	(124.8)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Short-term Borrowings	—	1.5
Repayments of Short-term Borrowings	(0.8)	(4.0)
Debt Issuance Costs	(0.1)	—
Proceeds from Long-term Revolver Borrowings	—	322.0
Payments of Dividends	(232.3)	(243.6)
Stock-based Compensation related Proceeds and Excess Tax Benefits	15.0	24.0
Stock-based Compensation Tax Withholdings	(4.2)	(11.3)
Payments for Repurchase of Common Stock	(0.4)	(437.0)
Purchase of Noncontrolling Interest Redeemable Shares	—	(24.2)
Purchase of Trading Securities	—	(16.2)
Sale of Trading Securities	—	21.7
Distributions to Noncontrolling Interests	(3.1)	(6.9)
Net Cash Used in Financing Activities	(225.9)	(374.0)
Effects of Changes in Exchange Rates on Cash and Cash Equivalents	(33.0)	(44.3)
NET INCREASE IN CASH AND CASH EQUIVALENTS	141.8	65.8
CASH AND CASH EQUIVALENTS:
Beginning of Period	1,701.4	1,297.7
End of Period	$1,843.2	$1,363.5

Mead Johnson Nutrition Company
Financial Information (UNAUDITED)
Reconciliation of Non-GAAP to GAAP Results

This news release contains non-GAAP financial measures, each of which is listed in the tables below. The items included in GAAP measures, but excluded for the purpose of determining the non-GAAP financial measures, include significant income/expenses not indicative of underlying operating results, including the related tax effect and, at times, the impact of foreign exchange. The non-GAAP measures represent an indication of the company’s underlying operating results and are intended to enhance an investor’s overall understanding of the company’s financial performance and ability to compare the company’s performance to that of its peer companies. In addition, this information is among the primary indicators the company uses as a basis for evaluating company performance, setting incentive compensation targets and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. Tables that reconcile non-GAAP to GAAP disclosure follow below.

Constant Dollar
Certain measures in this release are presented excluding the impact of foreign currency exchange (constant dollar). To present this information, current period results for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. The company believes that these constant dollar measures provide useful information to investors because they provide transparency to underlying performance by excluding the effect that foreign currency exchange rate fluctuations have on period-to-period comparability given volatility in foreign currency exchange markets. The primary currencies which impact the company are: the Argentine peso, the Chinese renminbi, the Hong Kong dollar, the Mexican peso and the Philippine peso.

Specified Items
Non-GAAP measures presented within this release exclude Specified Items. The company considers Specified Items to be significant income/expense items as not indicative of underlying operating results, including the related tax effect. See the company's Quarterly Report on Form 10-Q for the period ended September 30, 2016 for a description of Specified Items and the related tax effect.

Mead Johnson Nutrition Company
Financial Information (UNAUDITED)
Reconciliation of Non-GAAP to GAAP Results

Constant dollar gross sales

	Three Months Ended September 30,		% Change
Gross Sales	2016	2015	Reported	Foreign Exchange	Constant Dollar
Total gross sales	$1,289.5	$1,320.7	(2)%	(3)%	1%

Constant dollar net sales

	Three Months Ended September 30,		% Change
Net Sales	2016	2015	Reported	Foreign Exchange	Constant Dollar	Impact of Venezuela	Constant Dollar Excluding Venezuela
Asia	$463.2	$476.8	(3)%	(3)%	0%
Latin America	160.6	184.5	(13)%	(13)%	0%	(5)%	5%
North America/Europe	313.7	316.2	(1)%	(1)%	0%
Net Sales	937.5	$977.5	(4)%	(4)%	0%	(1)%	1%
Impact of Foreign Exchange	38.2
Constant Dollar Sales	$975.7

	Nine Months Ended September 30,		% Change
Net Sales	2016	2015	Reported	Foreign Exchange	Constant Dollar	Impact of Venezuela	Constant Dollar Excluding Venezuela
Asia	$1,420.0	$1,571.0	(10)%	(4)%	(6)%
Latin America	487.4	587.3	(17)%	(14)%	(3)%	(9)%	6%
North America/Europe	933.7	946.0	(1)%	(1)%	0%
Net Sales	2,841.1	$3,104.3	(8)%	(4)%	(4)%	(2)%	(2)%
Impact of Foreign Exchange	147.9
Constant Dollar Sales	$2,989.0

Non-GAAP constant dollar gross margin

	Three Months Ended September 30,					Nine Months Ended September 30,
	2016		2015			2016		2015
	Gross Profit	Gross Margin	Gross Profit	Gross Margin	Change	Gross Profit	Gross Margin	Gross Profit	Gross Margin	Change
GAAP Gross Profit and Gross Margin	$603.8	64.4%	$630.7	64.5%	(0.1)%	$1,826.6	64.3%	$2,007.6	64.7%	(0.4)%
Pension Remeasurement (a)	1.4	0.2%	3.9	0.4%		8.0	0.3%	3.4	0.1%
Foreign currency impact	39.5	1.5%	—			129.1	1.1%	—
Non-GAAP Constant Dollar Gross Profit and Gross Margin	$644.7	66.1%	$634.6	64.9%	1.2%	$1,963.7	65.7%	$2,011.0	64.8%	0.9%
`

Non-GAAP constant dollar selling, general and administrative expenses

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	% Change	2016	2015	% Change
GAAP SG&A	$190.0	$216.1	(12)%	$595.6	$679.5	(12)%
Pension Remeasurement (a)	(2.4)	(6.3)		(13.1)	(5.5)
Venezuela (d)	(2.0)	—		(2.0)	—
All Other (e)	(1.6)	(0.6)		(1.6)	(1.9)
Foreign currency impact	6.9	—		29.3	—
Non-GAAP Constant Dollar SG&A	$190.9	$209.2	(9)%	$608.2	$672.1	(10)%

Constant dollar segment EBIT

	Three Months Ended September 30,		% Change
Earnings Before Interest and Income Taxes (EBIT)	2016	2015	Reported	Foreign Exchange	Constant Dollar
Asia	$134.6	$154.2	(13)%	(6)%	(7)%
Latin America	40.1	38.9	3%	(27)%	30%
North America/Europe	107.1	101.3	6%	(3)%	9%

	Nine Months Ended September 30,		% Change
Earnings Before Interest and Income Taxes (EBIT)	2016	2015	Reported	Foreign Exchange	Constant Dollar
Asia	$440.7	$542.1	(19)%	(6)%	(13)%
Latin America	117.1	141.0	(17)%	(19)%	2%
North America/Europe	288.3	264.9	9%	(4)%	13%

Non-GAAP Corporate and Other EBIT

	Three Months Ended September 30,
Corporate and Other	2016	2015	% Change
EBIT	$(53.6)	$(68.4)	22%
Pension Remeasurement (a)	4.2	11.4
Fuel for Growth (b)	7.3	—
Venezuela (d)	2.8	—
All Other (e)	1.7	1.6
Non-GAAP EBIT	$(37.6)	$(55.4)	32%

	Nine Months Ended September 30,
Corporate and Other	2016	2015	% Change
EBIT	$(253.4)	$(207.6)	(22)%
Pension Remeasurement (a)	23.4	9.9
Investigation Accrual (c)	—	12.0
Fuel for Growth (b)	18.4	—
Venezuela (d)	81.2	—
All Other (e)	3.0	(1.1)
Non-GAAP EBIT	$(127.4)	$(186.8)	32%

Non-GAAP EBIT and constant dollar EBIT

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	% Change	2016	2015	% Change
EBIT	$228.2	$226.0	1%	$592.7	$740.4	(20)%
Pension Remeasurement (a)	4.2	11.4		23.4	9.9
Investigation Accrual (c)	—	—		—	12.0
Fuel for Growth (b)	7.3	—		18.4	—
Venezuela (d)	2.8	—		81.2	—
All Other (e)	1.7	1.6		3.0	(1.1)
Non-GAAP EBIT	244.2	239.0	2%	718.7	761.2	(6)%
Foreign currency impact	15.6	—		56.6	—
Non-GAAP Constant Dollar EBIT	$259.8	$239.0	9%	$775.3	$761.2	2%

Non-GAAP diluted EPS

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	% Change	2016	2015	% Change
GAAP EPS-Diluted	$0.80	$0.77	4%	$2.02	$2.59	(22)%
Pension Remeasurement (a)	0.01	0.04		0.08	0.03
Investigation Accrual (c)	—	—		—	0.03
Fuel for Growth (b)	0.03	—		0.08	—
Venezuela (d)	0.02	—		0.44	—
All Other (e)	0.01	(0.01)		0.01	—
Non-GAAP EPS	$0.87	$0.80	9%	$2.63	$2.65	(1)%

Consolidated Net Debt

	September 30, 2016	December 31, 2015
Short-term borrowings	$1.8	$3.0
Long-Term Debt	3,008.4	2,981.0
Total Debt	3,010.2	2,984.0
Less: Cash and cash equivalents	1,843.2	1,701.4
Net debt	$1,167.0	$1,282.6

Non-GAAP Guidance

	High End	Low End
Reported Sales	(6)%	(7)%
Less impact of Foreign Currency	(4)%	(4)%
Constant Dollar Sales	(2)%	(3)%

GAAP Earnings per Share	$2.87	$2.80
Less Specified Items	(0.63)	(0.63)
Non-GAAP Earnings per Share	$3.50	$3.43

(a) Pension Remeasurement: When incurred, gains and losses related to the remeasurement of defined benefit pension and post-employment benefit plans are classified as Specified Items and excluded from non-GAAP performance measures. Pension remeasurement reflects changes in the pension assets and liabilities above what was estimated and included in periodic costs. Factors beyond our control such as changes in discount rates, market volatility and mortality assumptions drive the remeasurement amount. The majority of our pension and post-employment plans are frozen, and therefore the benefit provided to such employees is not related to our underlying operations.

(b) Fuel for Growth: The Company approved a plan to implement a business productivity program referred to as “Fuel for Growth,” during the third quarter of 2015, which is anticipated to be implemented over a three-year period. Fuel for Growth is designed to improve operating efficiencies and reduce costs. Fuel for Growth is expected to improve profitability and create additional investments behind brand building and growth initiatives. Fuel for Growth focuses on the optimization of resources within various operating functions and certain third party costs across the business.

(c) Investigation Accrual: An accrual made in connection with the SEC settlement disclosed by the company in July 2015.

(d) Venezuela: Foreign exchange losses, long-lived asset impairments and other asset write-offs in Venezuela.

(e) All Other: Primarily includes restructuring costs in 2016 and a marketable securities gain in 2015.